Colonial Holdings, Inc.

             10515 COLONIAL DOWNS PARKWAY, NEW KENT, VIRGINIA 23124


February 22, 2002                           CONTACT:

FOR IMMEDIATE RELEASE                       Ian M. Stewart (804) 966-7223
                                            President and Chief Financial
                                            Officer


                             COLONIAL HOLDINGS, INC.
                ANNOUNCES COMPLETION OF MERGER WITH GAMECO, INC.

     NEW KENT, Va. --(BUSINESS WIRE)-February 22, 2002-- Colonial Holdings, Inc. (OTCBB: CHLD) which, through its subsidiaries, holds the only license to own and operate a pari-mutuel horseracing course and satellite racing centers in Virginia, announced that it has completed its merger with Gameco pursuant to the Agreement and Plan of Merger, dated as of June 11, 2001, as amended, among Gameco, Inc., Gameco Acquisition, Inc. and the Company. Accordingly, the Company's stock will cease to be publicly held.

     Gameco, Inc., an entity controlled by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of the Company, will pay $1.12 per share, in cash, for each share of common stock of the Company not currently owned by Mr. Jacobs or his affiliates.

     The Company's shareholders will receive a Letter of Transmittal within a few days that describes the steps that they need to take to receive the cash consideration for their shares. Shareholders SHOULD NOT send their shares to the Company or its transfer agent until the Letter of Transmittal has been received and completed.


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